Exhibit 10.3
PROMISSORY NOTE

Principal Amount: $440,000	February 28, 2005

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Biometric Security (PTY) LTD at 26A Foregate Square, Harbour Road, Cape Town, 8001, South Africa, or at such other place as the holder of this Note may designate in writing the principal sum of FOUR HUNDRED AND FORTY THOUSAND DOLLARS ($440,000) until paid, as follows:

Quarterly payments of $55,000 for the period starting July 1, 2005 and continuing each quarter thereafter until this Note shall be paid in full;

The principal amount shall become due and payable in full on April 1, 2007.

The undersigned hereby reserves the right to prepay this Note in whole or in part at any time without premium or penalty.

This note is secured by all the assets sold by Biometric Security (PTY) LTD to Constellation Biometrics, LLC and fully described in the ASSET PURCHASE AGREEMENT entered into effective as of February 28, 2005 (the "Effective Date"), by and among CONSTELLATION BIOMETRICS CORPORATION, a Florida Corporation, or its assigns (?Buyer?), and Biometric Security (PTY), LTD, (AKA Secure Biometrics or Biometrics.co.za) a South African Private Company Ltd (?Seller?)

This Note is to be construed and enforced accordingly to the laws of the State of Florida.

If the undersigned defaults in paying principal sum as set forth above and if such default is not cured within thirty (30) days of the due date for such payments of interest or principal, the entire principal sum and accrued interest shall at once become due and payable without notice at the option of the holder of this Note. Maker shall have forty-five (45) days to cure a default. If payment is not made within the curative period then all right, title and interest to the collateral will revert to the holder of the Note.

CONSTELLATION BIOMETRICS CORPORATION

BY:	/s/ Mark L. Mroczkowski
Mark L. Mroczkowski, Secretary